EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 our reports dated June 6, 2016 with respect to the audited financial statements of SSG Corporation as of and for the year ended December 31, 2015 and the compiled financial statements of SSG Corporation as of March 28, 2016 and for the period from January 1, 2016 to March 28, 2016, and as of March 31, 2015 and for the three months then ended, both of which are included in the Current Report on Form 8-K/A for CrossAmerica Partners LP dated June 14, 2016, which is incorporated by reference in this Registration Statement on Form S-3.

/s/ Wipfli LLP

St. Paul, Minnesota

November 17, 2016